Media Contact:    Gary Acord
                  Vice President and Chief Financial Officer
Voice:            520/670-7103
E-mail:           gacord@artisoft.com


Kocher to Leave Artisoft

         (TUCSON, AZ - November 8, 1996) - Artisoft, Inc. (Nasdaq: ASFT) today announced that Joel J. Kocher will leave the company effective November 8, 1996. Mr. Kocher is returning to Austin, Texas, and will be joining a company based there in the near future. Kocher joined the company two years ago from Dell Computer Corporation. He has served as President of the company since October 1995, reporting to William C. Keiper, Chairman and Chief Executive Officer.

         Keiper will serve as President of the company, in addition to his current roles as Chairman and Chief Executive Officer. Keiper said, "Over the past two years, Joel has been a key contributor to the transformation of Artisoft. During his tenure, he has helped to build a strong team, and we wish him all the best as he moves on in his career."

         Artisoft leads the industry in providing easy-to-use, affordable networking, communications and computer telephony solutions for business. Chosen by nearly five million users worldwide to connect and share computer

                                    - more -

Kocher to Leave Artisoft - Page 2

resources, Artisoft solutions include the award-winning LANtastic(R) family of networking products, and the INSYNC(R) family of remote communication products, including CoSession Remote(TM) and ModemShare(TM). Dedicated to the development of easy-to-use tools and applications for Windows(R) telephony, Artisoft's computer telephony solutions include Visual Voice(R) and Visual Fax(R). The company maintains nine offices outside the United States, and distributes its products in more than 100 countries.

         For more information, contact Artisoft, Inc. at 2202 N. Forbes Blvd., Tucson, AZ 85745. Sales Consultation Center 800/233-5564. Corporate 520/670-7100. Fax 520/670-7101. World Wide Web home page
http://www.artisoft.com. Recent Artisoft press releases are available at no charge through PR Newswire's Company News On-Call fax-on-demand system; call 800/758-5804 and enter company number 107158.

                                      # # #